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Exhibit 21

SUBSIDIARIES

    The subsidiaries of the Company as of October 27, 2000 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation
Advanced Input Devices Co.	Delaware
Armtec Defense Products Co.	Delaware
Auxitrol Technologies S.A.	France
Auxitrol S.A.	France
Auxitrol International S.A.	France
Auxitrol Co.	Delaware
Fluid Regulators Corporation	Ohio
Muirhead Aerospace Limited	England
Equipment Sales Co.	Connecticut
Esterline Technologies (Hong Kong) Limited	Hong Kong
Excellon Automation Co.	California
Excellon Europa GmbH	Germany
Excellon U.K.	California
Amtech Automated Manufacturing Technology, Inc.	Utah
Excellon Japan Co.	Japan
Hytek Finishes Co.	Delaware
Kirkhill Rubber Co.	California
TA Mfg. Co.	California
Korry Electronics Co.	Delaware
Mason Electric Co.	Delaware
Memtron Technologies Co.	Delaware
Midcon Cables Co.	Delaware
W.A. Whitney Co.	Illinois

    The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 27, 2000.

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SUBSIDIARIES